Exhibit 10.25

GREAT LAKES DREDGE & DOCK CORPORATION
DIRECTOR DEFERRAL PLAN

1.

Purpose.  The purpose of the Great Lakes Dredge & Dock Corporation Director Deferral Plan (this “Plan”) is to promote the interests of the Corporation, its subsidiaries, and its stockholders by strengthening the Corporation’s ability to attract and retain directors of experience and ability by (a) allowing them to acquire additional shares of Common Stock and (b) providing them with tax deferral opportunities.  Capitalized terms used but not defined in this Plan have the respective meanings provided in the Appendix.

2.	Administration.

2.1Administrator.  The Plan will be administered by the Committee, which has the power to interpret the Plan and, subject to its provisions, to prescribe, amend, and rescind Plan rules and to make all determinations necessary for the Plan’s administration.  Notwithstanding the foregoing, the Board has the authority to amend, discontinue, or terminate the Plan as provided in Section 7.

2.2Authority and Limitation of Liability.  All action taken by the Committee or the Board in the administration and interpretation of the Plan will be final and binding upon all parties.  No member of the Committee or the Board will be liable for any action or determination made in good faith by the Committee or the Board with respect to the Plan.

2.3Delegation.  The Committee may delegate any of its administrative duties and powers to any officer or employee of the Corporation or its subsidiaries as it deems appropriate, except for any duties that may not be delegated pursuant to applicable law or regulation.  In administering the Plan, the Committee may employ attorneys, consultants, accountants, or other persons, and the Corporation and the Committee will be entitled to rely on the advice or opinions of such persons. All ordinary and reasonable expenses of the Plan will be paid by the Corporation.

2.4Source of Shares.  This Plan does not constitute a separate source of shares of Common Stock.  All grants of RSUs and issuance of shares of Common Stock in settlement of DSUs under this Plan will be made under, and subject to all of the terms and conditions of, the applicable LTIP, which is incorporated by reference into this Plan.

3.	Deferral Elections.

3.1Participation.  Participation in the Plan is voluntary.  Directors may elect to become Participants and to defer receipt of Cash Compensation or RSU Awards by filing an Election Form with the Committee or its designee as provided in this Section 3.  Each Participant’s Election Form will remain in effect unless and until superseded or revoked as provided in Section 3.7.

3.2Deferral of Cash Compensation; Conversion to RSUs.  Subject to the other terms and conditions of this Plan, a Participant may elect to defer up to a total of 100% of his or her Cash Compensation for a given Plan Year under the Plan, expressed as either a dollar amount or a percentage of the Participant’s Cash Compensation for such Plan Year (a “Cash Deferral”).  If expressed as a percentage, the Cash Deferral will be deducted from each payment made during the year.  If expressed as a dollar amount, the Cash Deferral will be deducted from the earliest amounts earned as Cash Compensation.  Effective as of the Deferral Date, each Cash Deferral will be converted into a number of fully-vested RSUs, issued under the Corporation’s then-current LTIP, by dividing the dollar value of the Cash Deferral by the closing price of a share of Common Stock on the Deferral Date (or through another valuation method approved by the Committee and consistent with the definition of Fair Market Value), rounded up to the next whole share (the “Converted RSUs”).

3.3Deferral of RSU Awards.  Subject to the other terms and conditions of this Plan, a Participant may elect to defer the receipt of all or a portion of the shares of Common Stock that he or she is entitled to receive in connection with the payout of a RSU Award (“Deferred RSUs” and, together with the Converted RSUs, the “DSUs”).

3.4Deferral Options.  Subject to the terms and conditions of this Plan, each DSU represents the right to receive from the Corporation one share of Common Stock under the applicable LTIP and any related Account balance as provided in Section 4.  As provided in Section 5, settlement and payout of DSUs will occur on the earliest to occur of (a) the Trigger Date selected by the Participant on the applicable Election Form; (b) a Change in Control; (c) the date of Participant’s death or departure from service on the Board due to Disability; or (d) the tenth anniversary of the Participant’s Service End Date.

3.5Election Timing and Effective Dates.  An Election Form must be filed prior to December 31 of the year immediately preceding the Plan Year for which it is effective or by such earlier deadline as the Committee may prescribe.  Notwithstanding the foregoing, to the extent permitted by Code Section 409A, a Director who first becomes eligible to participate in the Plan (including any other plan that is required to be treated as a single plan with the Plan under Code Section 409A) may file an Election Form during the first 30 days of such eligibility; provided that such Election Form will apply only to compensation earned for the period following the date on which such Election Form is filed.

3.6Contents of Election Forms.  The Committee has the discretion to specify the contents of Election Forms.  Subject to such discretion, each Election Form will set forth: (a) the type of compensation (Cash Compensation or RSU Awards) that the Participant is electing to defer, beginning with the next Plan Year; (b) the percentage of each (or, if Cash Compensation, the dollar amount) to be deferred; (c) the desired end date of the deferral period, following which shares of Common Stock will be issued to the Participant; and (d) whether the DSUs will settle and pay out all at once or in substantially equal annual installments over 2 to 5 years.

3.7Modification or Revocation of Election by Participant.

(a)A Participant may not change his or her deferral election during a Plan Year.  However, a Participant may change his or her election for future Plan Years by submitting a revocation form or a new Election Form within the timeframe specified in Section 3.5.

(b)Notwithstanding Section 3.7(a), a Participant may discontinue participation if he or she experiences an unforeseeable emergency (as determined under Code Section 409A), by completing such forms, and subject to such limitations and restrictions, as the Committee may determine.  If approved by the Committee, revocation will take effect as of the next regularly-scheduled date on which Cash Compensation is to be paid.  If a Participant discontinues participation during a Plan Year, he or she will not be permitted to participate again in the Plan until the later of six months from the date of discontinuance or the commencement of the following Plan Year.

(c)After the deadline for filing an Election Form for a given Plan Year has passed and a deferral election has become irrevocable, a Participant may elect to further defer receipt of the payout of his or her DSUs for an additional five-year period by completing a subsequent deferral Election Form.  Any such election must comply with the rules of Code Section 409A governing subsequent deferral elections, including that (i) the election will not take effect for at least 12 months, (ii) the election must be made at least 12 months prior to the scheduled payment date, and (iii) the new date for payout must be at least five years after the scheduled payment date.

4.	Maintenance and Crediting of Accounts.

4.1Accounts.  The DSUs will be credited to an Account for each Participant.  Each Account will reflect the number of DSUs deferred each year by the Participant, as such number may be adjusted under the terms of applicable LTIP, as well as any additional DSUs, cash, or other property credited as a result of dividend equivalents, administered as follows:

(a)The Account will be for recordkeeping purposes only, and no assets or other amounts will be set aside from the Corporation’s general assets with respect to such Account.

(b)If the Corporation declares a cash dividend payable any time between the time a DSU is credited to the Participant’s Account and the date the DSU settles in shares of Common Stock, the Participant will be credited with an amount equal to any cash that would have been received as a dividend had his or her outstanding DSUs been shares of Common Stock as of the record date with respect to which such cash dividend is to paid.  The Corporation will credit such amount to the Participant’s Account, converting it into additional DSUs based on the Fair Market Value of a share of Common Stock on the date of payment, rounding to the nearest whole DSU.

(c)If dividends are declared and paid in the form of shares of Common Stock rather than cash, then each Account will be credited with one additional DSU for each share of Common Stock that would have been received as a dividend had the Participant’s outstanding DSUs been shares of Common Stock on the applicable record date.

(d)Except as otherwise provided in this Section 4, if any dividends or distributions are made in securities or property other than cash or shares of Common Stock, each

Account will be credited with the fair market value, in cash, of any such dividends or distributions that would have been received had the Participant’s outstanding DSUs been shares of Common Stock on the applicable record date, as determined by the Committee in its discretion.  Notwithstanding the foregoing, Committee may, in its discretion, deposit in each Participant’s Account the securities or property comprising such dividend or distribution in lieu of crediting the Account with the cash fair market value.

4.2Adjustment Provisions.  In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of outstanding DSUs credited to Accounts will be equitably adjusted in proportion to the change in outstanding shares of Common Stock, as provided in the applicable LTIP.

4.3Account Balance Payout Timing.  Any additional DSUs credited via dividend equivalents or any other securities or property credited to a Participant’s Account as provided in this Section 4 will settle and be paid out at the same time and on the same terms as the DSUs to which they relate.

5.	Distribution of Benefits.

5.1Deferral Elections.  Each Participant may elect to receive settlement of his or her DSUs: (a) on his or her Service End Date; (b) on any one of the first five anniversaries of his or her Service End Date; (c) on January 15 of the first, second, third, fourth, or fifth year following the year in which the compensation was earned, or (d) on the earlier to occur of (a) and (c) (the earliest selected date for such DSUs, the “Trigger Date”).  The Participant may elect to receive settlement and payout of such DSUs either (x) all at once on the Trigger Date or (y) in substantially equal annual installments over a period of no less than two and no more than five years beginning on the Trigger Date and continuing on the applicable number of anniversary dates of such Trigger Date.

5.2Early Payout Triggers.  Notwithstanding any election made by a Participant, (a) in the event of a Change in Control, all outstanding DSUs will settle and be paid out in shares of Common Stock to each Participant immediately prior to the closing of the Change in Control; (b) in the event of a Participant’s death or end of service due to Disability, all of his or her outstanding DSUs will settle and be paid out in shares of Common Stock within 15 days of the Service End Date; and (c) on the tenth anniversary of his or her Service End Date, any remaining DSUs and any balance in his or her Account will pay out and settle in shares of Common Stock with 15 days of such anniversary.

5.3Withholding of Taxes.  Notwithstanding any other provision of this Plan, the Corporation is authorized to withhold from any amounts owed to or deferred by the Participant under this Plan any amount (in cash, shares of Common Stock, or other securities) of taxes required or permitted to be withheld (up to the maximum statutory tax rate in the relevant jurisdiction) and to take such other action as may be necessary or appropriate in the opinion of the Corporation to satisfy any such withholding obligation.

5.4Acceleration of Payment.  A Participant will have no right to compel any accelerated payment of any amounts due to a Participant under the Plan.  The Corporation may accelerate the payment of some or all of the amounts due to a Participant in a given year only in accordance with Code Section 409A and the terms of this Plan.

5.5Issuance of Shares.  All shares of Common Stock or other securities delivered under the Plan and the applicable LTIP will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange on which such shares of Common Stock or other securities are then listed, and any applicable federal, state, or local securities laws, and the Board may cause one or more legends to be put on any such certificates to make appropriate reference to such restrictions.  Notwithstanding anything in this Plan to the contrary, the Corporation may elect to settle a DSU in whole or in part in cash if, as of the date of payment, an insufficient number of shares of Common Stock remain available for grant under the applicable LTIP.

5.6Rights of Ownership.  Once shares of Common Stock have been issued to a Participant in settlement of his or her DSUs, the Participant is free to hold or dispose of such shares, subject to applicable securities laws and any internal policy of the Corporation then in effect and applicable to the Participant, including but not limited to the Securities Trading and Disclosure of Confidential Information policy and the Director Stock Retention Requirements.  Notwithstanding the foregoing and except as provided in Section 4, a DSU, prior to settlement, will not entitle the Participant to any rights or privileges of ownership (including, without limitation, dividend and voting rights) in any share of Common Stock.

6.

Beneficiary Designation.  Each Participant has the right, at any time, to designate one or more Beneficiaries to receive, in the event of the Participant’s death, those benefits payable under the Plan and the applicable LTIP.  A Beneficiary designated under the Plan may be the same as or different from the Beneficiary designation made under any other plan of the Corporation.  If a Participant fails to designate a Beneficiary, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary will be deemed to be his surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan and the LTIP will be payable to the executor or personal representative of the Participant’s estate.  The payment of benefits under this Plan and the LTIP to a Beneficiary will fully and completely discharge the Corporation and the Committee from all further obligations under this Plan and the LTIP with respect to the Participant.

7.	Amendment and Termination of Plan.

7.1Amendment.  The Committee, in its sole discretion, may amend, suspend or discontinue the Plan or any deferral election at any time; provided that no such amendment, suspension, or discontinuance will reduce the accrued benefit of any Participant except to the extent necessary to comply with any provision of federal, state, or other applicable law.  The Committee further has the right, without a Participant’s consent, to amend or modify the terms of the Plan and such Participant’s deferrals to the extent that the Committee deems it necessary to avoid adverse or unintended tax consequences to such Participant under Code Section 409A.

7.2Termination.  The Board, in its sole discretion, may terminate the Plan at any time, as long as such termination complies with then applicable tax and other requirements. Distributions of outstanding Account balances as of the date on which the Plan is terminated will be made in a lump sum payment 12 months after such termination, unless the right to receive a distribution in accordance with the terms of the Plan would occur before the end of such 12-month period, in which case distribution will be made in accordance with the terms of the Plan.

8.	Miscellaneous.

8.1Unfunded Plan.  This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for Directors.  All payments pursuant to the Plan will be made from the general funds of the Corporation and no special or separate fund will be established or other segregation of assets made to assure payment.  No Participant or other person will have under any circumstances any interest in any particular property or assets of the Corporation as a result of participating in the Plan.

8.2Nonassignability.  Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person has any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

8.3Validity and Severability; Code Section 409A.  The invalidity or unenforceability of any provision of this Plan will not affect the validity or enforceability of any other provision of this Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  If any provision of the Plan is capable of being interpreted in more than one manner, to the extent feasible, the provision will be interpreted in a manner that does not result in an excise tax under Code Section 409A.  This Plan is intended to comply with the requirements of Code Section 409A and is to be construed accordingly.

8.4Governing Law.  The validity, interpretation, construction, and performance of this Plan will in all respects be governed by the laws of the State of Delaware, without reference to principles of conflict of law, except to the extent preempted by federal law.

8.5Status.  Nothing in this Plan or any instrument executed pursuant to this Plan will confer upon any Participant any right to continue as a director of the Corporation or affect the right of the Board to terminate the services of any Participant.

8.6Underlying Plans and Programs.  Nothing in this Plan will prevent the Corporation from modifying, amending, or terminating the compensation or the plans and programs pursuant to which compensation is earned and which is deferred under this Plan.

* * * * * * * * * * * * *

As approved by the Committee and adopted by the Board of Directors on November 8, 2017.

Appendix
Definitions

Unless otherwise defined in this Plan (including the preamble and the recitals), the following terms have the meanings indicated, unless the context clearly indicates otherwise:

“Account” means the bookkeeping account maintained by the Corporation for each Participant pursuant to Section 4.

“Beneficiary” means the person, persons, or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Section 6.

“Board” means the Board of Directors of the Corporation.

“Cash Compensation” means all compensation payable by the Corporation in cash to a Director for his or her services as a member of the Board, including, without limitation, any annual retainer, fees for acting as chairperson of the Board or any committee, fees for serving on any committee of the Board, and any other fees as may become payable to a Director.  “Cash Compensation” does not include expense reimbursements, any form of non-cash compensation, equity incentive awards, or benefits.

“Cash Deferral” means any portion of Cash Compensation that a Participant has elected to defer in a given Plan Year, as provided in Section 3.2.

“Change in Control” means a “Change in Control” as defined in the applicable LTIP, provided such event also constitutes a change in ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the Corporation’s assets, as such terms are defined in Code Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended, and including, for each Code section referenced, the regulations and guidance issued under such section.  References to any provision of the Code and related regulations (including a proposed regulation) include any successor provisions or regulations.

“Committee” means the Nominating and Corporate Governance Committee of the Board or a subcommittee of such committee.  The Committee will consist of not fewer than two Directors, each of whom must qualify as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act or any successor rule.

“Common Stock” means the common stock of the Corporation, par value $0.0001 per share.

“Converted RSUs” means a number of fully vested RSUs issued under a LTIP to a given Participant in conversion of his or her Cash Deferral, as provided in Section 3.2.

“Corporation” means Great Lakes Dredge & Dock Corporation, a Delaware corporation, or any successor in interest.

“DSUs” means the total number of RSUs deferred by a given Participant in a given Plan Year, including both Converted RSUs and Deferred RSUs, as provided in Section 3.3.

“Deferral Date” means (a) with respect to a Cash Deferral, the date on which the related Cash Compensation was scheduled to be paid to the Participant, or (b) with respect to Deferred RSUs, the date on which the shares of Common Stock covered by the RSU Award were scheduled to be issued to the Participant, in either case, had the Director not made a deferral election.

“Deferred RSUs” means any portion of a RSU Award that has been deferred by a Participant pursuant to Section 3.3.

“Disability” means the permanent and total disability of the Participant, as determined under Code Section 22(e)(3).

“Director” means a member of the Board who is not employed by the Corporation or any of its subsidiaries.

“Election Form” means the form completed by a Participant in accordance with Section 3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” has the meaning provided in the applicable LTIP.

“LTIP” means the Great Lakes Dredge & Dock Corporation 2017 Long-Term Incentive Plan, as it may be amended from time to time in accordance with its terms, or any successor equity incentive plan of the Corporation as approved by the Corporation’s stockholders, under which a given RSU Award or Converted RSUs were granted.

“Participant” means any Director who elects to participate by filing an Election Form as provided in Section 3, and any former Director who has an Account balance under the Plan.

“Plan” means this Great Lakes Dredge & Dock Corporation Director Deferral Plan, as it may be amended, restated, or otherwise modified from time to time in accordance with its terms.

“Plan Year” manes a twelve-month period beginning January 1 and ending the following December 31.

“Restricted Stock Units” or “RSUs” means restricted stock units issued under a LTIP.

“RSU Award” means a grant of director equity compensation in the form of RSUs.

“Service End Date” means the date a Participant has a “separation from service” with the Corporation as a Director, as such term is defined under Code Section 409A, regardless of the reason why his or her Board service ended.

“Trigger Date” has the meaning provided in Section 5.1.

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